EXHIBIT 10.1
S. Emerson Group Inc.
Sales Agency Agreement

This Sales Agency Agreement (this “Agreement”) executed on this 27th day of August, but effective as of August 1, 2010 (the “Effective Date”), is between S. Emerson Group, Inc., a Pennsylvania corporation located at 407 E. Lancaster Avenue, Wayne, PA 19087 (“Emerson”), and SCOLR Pharma, Inc., a Delaware corporation located at 19204 North Creek Pkwy #100, Bothell, WA (“SCOLR”).

WHEREAS, SCOLR and Emerson wish to provide for terms under which Emerson will act as a sales agent with respect to SCOLR’s line of extended release formulation nutritional products; and

WHEREAS, SCOLR and an affiliate of Emerson (the “Service Affiliate”) are simultaneously entering into an Account Services Agreement with respect to which the Service Affiliate will perform certain logistics and operational services for SCOLR in connection with its nutritional products business (the “Services Agreement”).

NOW THEREFORE; in consideration of the foregoing, and for other good and valuable consideration, the receipt of which is hereby acknowledged, SCOLR and Emerson, intending to be legally bound, agree as follows:

AGREEMENT

1.        Appointment; Services. SCOLR hereby appoints Emerson as its non-exclusive agent solely for purposes of performing sales management and marketing related services in the United States (the “Services”), with respect to the products designated on Schedule A hereto, as such schedule may be amended or supplemented from time to time (the “Products”). Emerson hereby accepts such appointment and agrees to perform the Services.

2.        Duties of Emerson.

(a)          Emerson shall diligently perform the Services.  Subject to Section 2(b), Emerson shall perform the Services in accordance with its own means, methods, schedules and guidelines and shall ensure that each person to whom any portion of the Services is delegated is trained and capable to perform the Services in a competent, professional and diligent manner.  The Services shall include, without limitation, the following:

(i)           Emerson shall initiate and maintain contacts with customers, retailers and other potential purchasers of the Products.

(ii)	Emerson shall monitor all sales and distribution of the Products, including all activities of the Service Affiliate, and promptly inform SCOLR with respect thereto.

(iii)
Emerson shall assist in the design, preparation and distribution of marketing materials for the Products and shall coordinate SCOLR’s presence at trade shows and industry events and meetings as Emerson and SCOLR shall determine to attend.

(iv)	Emerson shall assist SCOLR with the design of sales strategies, inventory management requirements and forecasting.

(v)
Emerson or the Service Affiliate shall provide accurate reporting of its sales activities in such form and with such frequency as SCOLR shall reasonably request, including without limitation the provision of daily sales reports.  Additionally, on or before the fifth day of each month, Emerson or the Service Affiliate shall promptly provide SCOLR with an activity report (an “Activity Report”) showing completed sales of the Products for the prior month, including the quantity sold by type, the price received and all related expenses, including Emerson’s sales commission.  Such activity report shall also include information concerning sales terms and account aging information.  Further, Emerson will provide SCOLR, on or before December 1, 2010, and on or before each December 1 thereafter during the term of this Agreement, a sales forecast setting forth in reasonable detail Emerson’s best estimate of projected Net Sales of the Products for the annual period beginning the following January 1 and ending December 31 of such year (the “Sales Forecast”).  Emerson shall provide SCOLR with updates to the Sales Forecast as frequently as reasonably requested by SCOLR and in accordance with the Standard Operating Procedures (as defined below), provided, that, notwithstanding any such update or revision, the Sales Forecast first delivered with respect to any annual period pursuant to this Section 2(a)(v) shall be operative for purposes of Section 5(b).

(vi)
Emerson shall sell the Products on commercially reasonable terms with the objective of maximizing the price received by SCOLR for the Products.  Emerson shall be permitted to accept and execute orders as agent on behalf of SCOLR only to the extent that such orders are consistent with the credit terms, promotional allowances, sales prices, delivery timeframes, inventory or manufacturing requirements and/or packaging requirements typically expected of the customers for the Products of the types contemplated to be solicited pursuant to this Agreement and the Standard Operating Procedures.

(vii)
Emerson shall keep SCOLR informed generally of all contacts and communications with and from Customers.  Emerson shall notify SCOLR promptly of any claims asserted by customers related to the quality of the Products, including issues related to packaging, or any other matter affecting the salability of the Products.

(viii)	Emerson shall be responsible for and shall oversee the Service Affiliate with respect to all accounting, marketing, collection and administrative functions contemplated by the Service Agreement.

(b)           As promptly as practicable after execution of this Agreement SCOLR and Emerson shall jointly develop written policies and procedures detailing the operational responsibilities of each party with respect to the Services and the activities and transactions contemplated by this Agreement (the “Standard Operating Procedures”).  The Standard Operating Procedures may be updated and modified from time to time by agreement of SCOLR and Emerson. Without limitation, the Standard Operating Procedures shall address reporting and notice requirements related to sales activities, account or product events, inventory and sales forecasting, account and product conflict management, trade promotional activities and sales allowances, product pricing, terms of sale and such other matters as the parties shall agree should be included in the Standard Operating Procedures.  The parties shall perform their respective duties and obligations in material compliance with the Standard Operating Procedures.

3.      Compensation. In consideration of the appointment referred to above and performance by Emerson of the Services, SCOLR shall pay Emerson as follows:

(a)           Retainer.  SCOLR shall pay Emerson a monthly retainer of *, in advance, on or before the first day of each month until expiration or earlier termination of this Agreement (“Retainer”).

(b)           Commission.

(i)
SCOLR shall pay Emerson a percentage of Net Sales generated by Emerson in its performance of the Services (“Commissions”).  Commissions shall be payable based on the achievement of Net Sales thresholds in an annual period beginning each January 1 during the term of this Agreement in amounts as follows:

Annual Net Sales Threshold	Commission Percentage
$0-$*	*%
$*-$*	*%
Net Sales greater than $*	*%

(ii)
Commissions owing to Emerson shall accrue continuously based on recorded Net Sales, however Commissions shall become due and payable only at such time and only to the proportionate extent that collected proceeds associated with such Net Sales have been disbursed to SCOLR.  For example, if, based on a *% rate of Commission, Emerson has completed Net Sales equal to $* million, and of such amount $*has been collected, $*of which has been retained by Emerson or the Services Affiliate as a permitted reserve and $*of which has been disbursed to SCOLR, then Commissions equal to $* shall have been accrued based on Net Sales, of which $* shall be due and payable based on the proportional reserve and disbursement of the collected amounts.  Commissions due and payable shall be paid by SCOLR on or before the tenth (10th) day following the receipt by SCOLR of the disbursed amount.

(iii)
For purposes of this Agreement, the term “Net Sales” means the invoice price (i.e. gross sales price) of sales by Emerson of the Products, less cash discounts, any off-invoice allowances and returns, and products subject to recall.

(c)	Annual Bonus.

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

(i)
Emerson shall be eligible for a bonus (the “Bonus”) based on Net Sales recorded during the twelve (12) month period beginning on January 1, 2011 and continuing through December 31, 2011 (the “Bonus Period”).  Emerson shall receive a Bonus equal to *% of any Net Sales recorded during the Bonus Period above $*, up to $*.  Thereafter, Emerson shall receive an additional amount equal to *% of any Net Sales recorded during the Bonus Period above $*.  Notwithstanding the foregoing, the Bonus payable under this paragraph shall in no event exceed $*.

(ii)
The annual bonus program described in this Section 3(c) shall be subject to negotiation and agreement of SCOLR and Emerson on or prior to December 1 of each year during the term of this Agreement, effective the following January 1.

(d)
Special Bonus.  Emerson shall be eligible to receive a one-time special bonus of $*, payable within thirty (30) days after the filing of SCOLR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 if Net Sales during the period beginning on the Effective Date and ending on December 31, 2010 equal or exceed $*.

(e)
Warrant.  Promptly following execution of this Agreement SCOLR will issue to Emerson a warrant to purchase 100,000 shares of SCOLR’s common stock at an exercise price per share equal to the greater of (i) the market price of such common stock on the execution date of this Agreement or (ii) $0.50, and subject to the terms and conditions set forth in a warrant agreement between SCOLR and Emerson.

4.      Term. Except as provided otherwise herein, this Agreement shall remain in effect for an Initial Term of thirty-six (36) months from the Effective Date (the “Initial Term”) unless earlier terminated in accordance with this Agreement.  Thereafter, this Agreement, including any portion assigned to a sub-agent pursuant to Section 15, shall automatically extend for successive additional twelve (12) month terms (each a “Renewal Term”).

5.      Termination; Effect of Termination.

(a)
Termination, Notices.  This Agreement may be terminated by either party at any time for any or no reason by delivering a written notice (a “Termination Notice”) to the other party setting forth the effective date of the termination (the “Termination Date”), which must be a date at least twelve (12) months after delivery of the Termination Notice.  Notwithstanding the foregoing, either party may terminate this Agreement for Good Cause by providing a Termination Notice setting forth in reasonable detail the circumstances that constitute Good Cause for termination, and identifying the Termination Date, which must be a date at least ten (10) days from the date of the Termination Notice.

(b)
Termination for Good Cause. For purposes of this Agreement a party shall have “Good Cause” to terminate this Agreement if  (a) the other party or any affiliate or agent of the other party commits a felony, or a crime involving theft, embezzlement, material dishonesty or moral turpitude in relation to the matters contemplated hereby or by the Services Agreement; (b) the other party or any affiliate or agent of such party makes any material intentional misrepresentation or material prejudicial non-disclosure to the terminating party in connection with the performance of such party’s duties and obligations under this Agreement or the Services Agreement; (c) the other party or any affiliate or agent of the other party commits any material breach of this Agreement or the Services Agreement, or fails to perform its material duties under this Agreement or the Services Agreement, which failure or breach shall not be cured to the other party’s reasonable satisfaction within 30 days after notice thereof, or (d) the other party seeks protection under bankruptcy laws or any receivership, trustee, creditors’ arrangement or comparable proceeding, or any comparable proceeding is instituted (including an involuntary bankruptcy petition) and is not dismissed within forty-five (45) days.  Without limiting the generality of subsection (c) of this paragraph, and except as set forth in Section 17, Good Cause for termination of this Agreement by SCOLR shall exist if Emerson fails as of December 31 of any year during the term of this Agreement to achieve Net Sales equal to Eighty Percent (80%) of the projected Net Sales for the annual period ended on such date, as shown on the Sales Forecast delivered to SCOLR pursuant to Section 2(a)(v).

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)
Effect of Expiration or Termination.  On and as of the Termination Date, and except as expressly provided in Section 7, (a) all rights and obligations of Emerson and SCOLR shall terminate and (b) any and all sums owed by one party to another shall become immediately due and payable.  For the avoidance of doubt, each of SCOLR and Emerson shall not be relieved of their duties and obligations under this Agreement until the Termination Date, notwithstanding the delivery of a Termination Notice.  All payments in respect of the Retainer, the Commission, any bonus and any other compensation due to Emerson pursuant to the terms of this Agreement for the period beginning on the date of a Termination Notice and ending on the Termination Date shall be calculated and paid in accordance with the provisions of Section 3 hereof, as may be modified or amended from time to time, based on Net Sales achieved, and any other relevant metrics, during such period.

6.      Finders Fee.  If any transaction of the type described below is initially proposed to SCOLR by Emerson during the term of this Agreement in a written notice containing explicit reference to this Section 6,  then, to the extent such transaction closes during the term of this Agreement or within 180 days after the expiration or earlier termination hereof, SCOLR shall pay to Emerson, as the case may be: (i) *% of the gross sales price obtained by SCOLR with respect to any divestiture by SCOLR of any material product, brand or formulation asset (other than in connection with a sale of substantially all of SCOLR’s assets), or (ii) *% of the Acquisition Value (the “Acquisition Fee”) in any transaction or series of related transactions involving SCOLR as either the acquired or acquiring company (an “Acquisition”).  Any such payments shall be payable on the closing of the contemplated transaction, and shall be subject to an aggregate maximum for all payments made or payable under this Section 6 of $*.

For purposes of calculating the Acquisition Fee, the “Acquisition Value” shall mean the total amount paid or payable, directly or indirectly, to, or for the benefit of, the acquired company (including any subsidiary thereof) and/or its security holders in cash and/or equity or debt securities or other equity interests.  Any Acquisition Fee otherwise payable to Emerson which is attributable to contingent consideration held pursuant to an escrow account established before or in connection with the consummation of an Acquisition, or which is subject to an “earn-out” or other similar deferral feature shall become payable to Emerson only when received by the target company.  If any portion of the consideration paid or payable to, or for the benefit of, the target company and/or its security holders is paid in the form of securities or other equity interests, SCOLR may elect, in its sole discretion, to deliver the Acquisition Fee to Emerson in the form of securities or interests of like kind to those received or delivered by SCOLR, as the case may be, in the Acquisition.   Notwithstanding the foregoing, if SCOLR determines to deliver all or any portion of the Acquisition Fee in cash, the value of such securities or interests shall be determined in such manner as is set forth in the definitive agreement related to the acquisition, or if such definitive agreement is silent thereon, by the average of the last sale prices for such securities on the five trading days ending five days prior to the consummation of the Acquisition. If such securities or interests do not have an existing public trading market, the value thereof shall be the fair market value thereof on the day prior to the consummation of the Transaction as determined in good faith by Emerson and SCOLR.

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.      Survival of Rights and Obligations.  Sections 8, 9, 11, 12, 13, 14, 15, 18, 19, 20 and 21 shall survive expiration or termination of this Agreement and shall remain effective in accordance with their terms.

8.      Expenses. Emerson shall be solely responsible to pay for all costs and expenses associated with its normal operation and the performance of the Services, except that SCOLR shall reimburse all reasonable travel expenses for representatives of Emerson to be present in any location at the specific request of SCOLR (e.g. attendance by Emerson at a meeting of SCOLR’s Board of Directors).  For the avoidance of doubt, all travel and other expenses incurred by Emerson in the course of performing the Services shall be the sole responsibility of Emerson, including without limitation all travel and other expenses associated with customer calls, corporate gifts and hospitality, trade shows and similar events, regardless of whether such costs or expenses are for the sole direct benefit of SCOLR.

9.      Indemnification. SCOLR shall indemnify, defend, release and hold Emerson and its agents and employees harmless from and against any and all claims, suits, damages, liabilities, judgments, costs and expenses (including but not limited to legal fees, settlements and judgments) (collectively “Damages”) arising out of or related to any bodily injury, death, damage to property or other damage attributable, or alleged to be attributable to, any of SCOLR’s products, including but not limited to any products liability claims attributable, or alleged to be attributable to, any of SCOLR’s products, except to the extent that such Damages are the result of negligence, contributory or otherwise, of Emerson or its assignee in the performance or delegation of the Services.  Emerson shall indemnify, defend, release and hold SCOLR and its agents and employees harmless from and against any obligations or Damages arising out of or related to any action by Emerson which constitutes a breach of this Agreement, except to the extent that such obligations or Damages are the result of negligence, contributory or otherwise, of SCOLR.

10.       Conflicts, Obligations; No Exclusivity.

(a)
Emerson Group maintains a policy in regard to representation of multiple brands within categories. Subject to the Standard Operating Procedures, Emerson reserves the right to represent all brands, products, companies or supply services.  Emerson will at all times deal honestly, fairly and equitably with customers, and will not engage in any deceptive, misleading or unethical trade practice advertising, or any other conduct or activity which tends to mislead, deceive or defraud the public, or to adversely affect the good name or reputation of SCOLR, its affiliates, or the Products.

(b)	Emerson is being retained by SCOLR on a non-exclusive basis, and SCOLR reserves the right to engage other sales agents, brokers, distributors and independent representatives to sell its products.

11.       Confidentiality.  Emerson agrees to keep confidential during the Initial and any Renewal Term of this Agreement, and for thirty-six (36) months after the expiration or earlier termination of this Agreement, all information (the “Information”) provided to it by SCOLR that is (i) material and non-public or (ii) confidential and proprietary.  Notwithstanding any provision herein to the contrary, Emerson may disclose nonpublic information to its affiliates, agents and advisors whenever Emerson determines that such disclosure is necessary to provide the services contemplated hereunder or for internal control or compliance purposes.  For purposes of this Section 11, the Information shall include, without limitation, non-public information, whether disclosed orally or in writing by SCOLR, or generated internally by Emerson, concerning: (i) sales, revenue, orders, inventory, collections and similar financial information related to sales by SCOLR of nutritional products; (ii) plans and forecasts, whether relating specifically to SCOLR’s nutritional business or to SCOLR’s other businesses; (iii) the existence of and information concerning actual or potential Acquisitions or other transactions contemplated by this Agreement; (iv) information regarding SCOLR’s proprietary drug-delivery technology to the extent identified by SCOLR orally or in writing as confidential, or if no such designation is made, to the extent that the confidential nature of such information is reasonably apparent from the circumstances of disclosure.

12.        Securities Laws.  Emerson hereby acknowledges that it is aware, and that it will advise its affiliates, agents and assignees who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.  Further, Emerson hereby acknowledges and consents to any public or other disclosure concerning this Agreement made by SCOLR pursuant to regulatory or legal obligations, including without limitation disclosure by SCOLR of the material terms of this Agreement, and the filing by SCOLR of a copy of this Agreement pursuant to applicable requirements of the U.S. Securities and Exchange Commission or any securities exchange on SCOLR’s securities are listed.

13.        Attorneys’ Fees.  If any action or suit in law or equity or any arbitration proceeding is initiated to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover its costs and expenses incurred in connection with such action or suit, including without limitation, reasonable attorneys’ fees incurred at all levels and proceedings, including settlement and appeal, in addition to any other relief to which it may be entitled.

14.       Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no oral or written representations, understandings or agreements between the parties respecting the subject matter of this Agreement that are not fully expressed herein.

15.       Assignment.  Emerson may assign its rights and delegate its duties under this Agreement with the consent of SCOLR, which consent shall not be unreasonably withheld.  SCOLR may assign its rights and delegate its duties under this Agreement to any acquirer of substantially all of SCOLR’s business assets, or substantially all the assets of its nutritional products business upon 30 days prior written notice to Emerson.

16.       Notices.  All notices permitted or required to be given under this Agreement shall be in writing and shall be deemed duly given upon personal delivery by mail or courier, evidenced by receipt; upon transmittal by telephone facsimile (fax) to a fax number specified in writing by the party to be notified; or upon transmittal by electronic mail (e-mail) to the party at the email address specified in writing by the party to be notified.  All notices shall be delivered or sent to the other party at the address(es) set forth in the introductory paragraph of this Agreement or to such other addresses, fax numbers or e-mail addresses as a party may hereafter specify from time to time by notice to the other.

17.       Force Majeure.  Neither party will be considered in default in the performance of any obligation hereunder, and Good Cause for termination shall not exist, to the extent that the performance of an obligation under this Agreement is prevented or delayed by fire, flood, explosion, strike, war, insurrection, embargo, government requirement, civil or military authority, act of terrorism, act of God, or any other event, occurrence of condition which is not caused, in whole or in part, by that party, and which is beyond the reasonable control of that party.

18.      Independent Contractor; Limited Agency.  Emerson is an independent contractor.  The parties do not intend to create, and this Agreement shall not be interpreted to create, any other relationship between the parties.  This Agreement shall not be construed to create a partnership or joint venture between the parties.  Nothing in this Agreement shall be construed, and Emerson shall not indicate, or use words or actions which would tend to indicate that its appointment as SCOLR’s agent pursuant to the terms hereof extends beyond the express scope of the agency granted by SCOLR pursuant to this Agreement.

19.       Inspection of Books and Records.  Emerson or the Service Affiliate shall keep and preserve at its principal place of business accurate and complete copies of all books and records relating to the subject of this Agreement and the Sales Agreement during the term of such agreements, and for a period of two (2) years thereafter.  During such period SCOLR shall be permitted without notice, at its expense, to inspect, copy and take extracts from such books and records for any purpose.  In furtherance and not in limitation of the foregoing, such records shall include, at a minimum, records of: (i) all sales slips and invoices, (ii) all sales expenses include freight, logistics, remittance and other information and records concerning the business, (iii) all collections and account information and (iv) banks statements showing all inflows and outflows of cash in connection with the transactions and procedures contemplated by the terms of this Agreement.  At the conclusion of such inspection Emerson shall pay to SCOLR any amounts shown to be due to SCOLR as a result of an overpayment by SCOLR or underpayment by Emerson in connection with the Sales Agreement or the Services Agreement.  Further, to the extent that the inspection reveals an amount owing to SCOLR that is greater than $25,000, then Emerson shall reimburse SCOLR for the costs and expenses associated with its inspection of the Books and Records and any action to collect such amounts, including without limitation, attorney’s fees, costs and expenses.

20.  Arbitration; Governing Law.  Notwithstanding anything to the contrary contained in this Agreement, any controversy or claim arising out of or in connection with this Agreement, its construction, interpretation, effect, performance, non-performance, termination, or consequences thereof, or any transaction contemplated hereby, however characterized as a matter of law (whether in contract, tort or otherwise), including, without limitation, all claims under any federal, state, or local statute, ordinance, regulation or other law, will be settled by arbitration in King County, Washington, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  If it becomes necessary to file suit to compel arbitration hereunder and arbitration is subsequently ordered by the court, the party instituting such suit will be entitled to recover its actual costs and expenses, including, without limitation, attorney's fees, incurred in such action.  This Agreement will be governed by and construed in accordance with the laws of the State of Washington, without regard to its conflicts of law principles, and such laws will be applied and controlling in any arbitration conducted pursuant to this Section 20.

21.        Schedules.  Schedules referred to in this Agreement are incorporated into and made a part of this Agreement to the same extent as if set forth in full in the body of this Agreement.  In the event of a conflict between any such Schedule and the terms of this Agreement, the terms of this Agreement shall prevail.

[Remainder of this Page is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Sales Agency Agreement on the day and year first set forth above, effective as of August 1, 2010.

SCOLR PHARMA, INC.

By: /s/ Richard M. Levy
Name:  Richard M. Levy
Title:           Chief Financial Officer

S. EMERSON GROUP, INC.

By: /s/ Richard A. Wellinger
Name:  Richard A. Wellinger
Title:           President

Schedule A

Products

SCOLR Nutritional formulations, available or in development: (current list as of August 17, 2010)

1.	**
2.	*
3.	*
4.	*
5.	*
6.	*
7.	*
8.	*
9.	*
10.	*
11.	*
12.	*
13.	*
14.	*
15.	*
16.	*
17.	*
18.	*
19.	*
20.	*
21.	*
22.	*
23.	*
24.	*

SCOLR shall have the right in its sole discretion to change or discontinue any Product, and to otherwise add or subtract Products from the above list upon written notice to Emerson.

* Certain information on this page has been omitted and filed separately with the Commission.  Confidential treatment has been requested with respect to the omitted portions.